SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: September 26, 2005

ACT Teleconferencing, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-27560	84-1132665
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

(303) 233-3500

(Registrant’s telephone number)

1526 Cole Boulevard, Suite 300, Golden, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

ACT Teleconferencing, Inc. hereby updates its Risk Factors as follows:

Nasdaq has initiated proceedings to delist our common stock, which would adversely impact the ability of our common shareholders to sell their shares.

On September 14, 2005, we received notice from Nasdaq that it intends to delist our common stock from Nasdaq at the opening of business on September 23, 2005. Nasdaq cited the following as the basis for delisting our common stock:

(1) the failure of our common stock to meet the minimum $1.00 bid price per share, as required under Marketplace Rule 4450(a)(5);

(2) that as of June 30, 2005, we were not in compliance with the minimum $10,000,000 stockholders’ equity requirement for continued listing under Marketplace Rule 4450(a)(3);

(3) that as a result of the five resignations from our Board on August 19, 2005 and the appointment of Mr. Bailey, Carlos Salas, and Peter Salas as directors, we were not in compliance with Marketplace Rules 4350(c)(1) and 4350(d)(2), which require issuers to maintain a majority of independent directors on the board, and an audit committee comprised of three directors, all of whom must meet the standards for independence set forth in SEC Rule 10A-3;

(4) Nasdaq’s determination that the terms of our Series AA Preferred Stock, insofar as they permit voting on an as-converted basis and include anti-dilution provisions, are not in compliance with Marketplace Rule 4351, which prohibits a “disparate” reduction in the voting rights of an issuer’s publicly traded common stock; and

(5) that Dolphin’s right to designate five of the seven members of our Board of Directors also violates Marketplace Rule 4351.

We have a hearing before a Nasdaq Listing Qualifications Panel on October 6, 2005 to appeal the delisting. There can be no assurance that the Listing Qualification Panel will grant our request for continued listing. In the event our common stock is delisted from Nasdaq, we may not be able to obtain a listing on another stock exchange or quotation service for our common stock, which may make it extremely difficult or impossible for holders of our common stock to sell their shares. Moreover, if we are delisted and obtain a substitute listing for our common stock, it will likely be on a market with less liquidity, and therefore potentially more price volatility, than the Nasdaq National Market. Shareholders may not be able to sell shares of our common stock on any such substitute market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if our common stock is delisted from the Nasdaq National Market, the price of our common stock is likely to decline. In addition, if our common stock is delisted from the Nasdaq National Market, quarterly increases to the stated value of our Series AA Preferred Stock will increase by up to 0.50%, which will result in additional dilution to existing holders of our common stock.

Our independent auditors have expressed doubt about our ability to continue as a going concern.

We received a report on our consolidated financial statements for the year ended December 31, 2004 from our independent accountants that includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. The report expressed doubt about our ability to continue as a going concern because we suffered significant losses from operations in fiscal 2004 and are in default on certain debt covenants made to major lenders, and consequently we are not in compliance with the cross default provisions of certain of our other loans and capital leases. We can offer no assurance that the actions we plan to take to address these conditions will be successful.

We have experienced continuing losses during the past three years, and we may be unable to regain profitability.

We reported net losses of $21.2 million in 2004, $8.5 million in 2003 and $7.6 million in 2002, and we have not reported a quarterly profit since the third quarter of 2001. We may not achieve profitability or maintain profitability, if achieved, on a consistent basis. In addition, our operating expenses may increase in the future as we expand our operations. If our gross profit does not grow to offset any such increased expenses, it will be more difficult to reverse our recent history of losses. Continued losses would likely cause our stock price to decrease.

We may be adversely affected by downward price pressure in the teleconferencing industry.

The prices for our services are subject to rapid and frequent changes. In many cases, competitors provide their services at significantly reduced rates, or even free of charge, or on a trial basis in order to win customers. In addition, major telecommunications providers enjoy lower telephony costs as a result of their ownership of the underlying telecommunications network. As a result, these carriers can offer services similar to ours with certain volume discounts or substantially reduced prices. Price competition in the long distance market has had a negative impact on our ability to mark-up our wholesale prices on long distance transport. In response to these factors, we have reduced our pricing in certain circumstances and may be required to reduce prices further. Reductions in the prices we are able to charge may not be offset by increases in the volumes we handle, and accordingly may decrease our operating margins.

Restructuring plans may impact our operating performance

We have announced restructuring actions that we expect to benefit our business. Restructuring plans being implemented include consolidation of operating locations, staff reductions and constraints on capital expenditures. The implementation of these changes may adversely affect our results of operations due to diversion of management’s attention, negative reactions from customers and other factors. Furthermore, the costs of the restructuring may be higher than our estimates or may have a higher cash component. The restructuring may take longer to implement than we expect and anticipated cost savings may not fully materialize. If our implementation of restructuring actions is not successful or if such actions do not benefit us to the extent planned, our operating results may suffer.

Conversion of our Series AA Preferred Stock could result in a substantial number of additional shares of common stock outstanding, which could decrease the price of our common stock.

Our Series AA Preferred Stock is convertible at the option of the holder into shares of our common stock. In addition, shares of Series AA Preferred Stock are entitled to increases in stated value at a quarterly rate of 4.225%, compounded quarterly, with (i) a one-time rate adjustment to be determined within 60 days after the initial closing of our sale of Series AA Preferred Stock, and (ii) up to a 0.50% increase in the event our common stock is delisted from the Nasdaq National Market. Following completion of the rights offering we intend to complete in the fourth quarter of 2005, there will be 160,000 shares of Series AA Preferred Stock outstanding, which will initially be convertible into 16,000,000 shares of our common stock. To the extent the Series AA Preferred Stock is converted into common stock, a very significant number of additional shares of common stock may be sold into the market, which could decrease the price of our common stock.

Our preferred stock carries a substantial liquidation preference, which could significantly impact the return to common equity holders upon an acquisition.

In the event of liquidation, dissolution, winding up or change of control of us, the holders of Series AA Preferred Stock would be entitled to receive the stated value per share of Series AA Preferred Stock plus all increases to stated value on such share before any proceeds from the liquidation, dissolution or winding up are paid with respect to any other series or class of our capital stock. Accordingly, the approximately 160,000 shares of Series AA Preferred Stock that will be outstanding following the rights offering will initially have an aggregate liquidation preference of approximately $16.0 million, which will increase at a quarterly rate of 4.225%, compounded quarterly, subject to the adjustments described above. Consequently, the sale of all or substantially all of our assets or other fundamental corporate transactions may result in substantially all of the proceeds of such transaction being distributed to the holders of our Series AA Preferred Stock.

From time to time we engage in discussions with or receive proposals from third parties relating to potential acquisitions or strategic transactions that could constitute a change of control. While we have not engaged in any transaction of this type prior to our agreement with Dolphin, we will in the future continue to evaluate potential business combinations or strategic transactions which, if consummated, may constitute a change of control and trigger the liquidation preferences described above.

Dolphin is currently the beneficial owner of approximately 32.0% of our voting securities and will obtain beneficial ownership of additional voting securities, and will be able to exert substantial control over us.

As of September 12, 2005, Dolphin was the beneficial owner of approximately 32.0% of our outstanding voting securities. In addition, Dolphin has agreed, subject to certain conditions, to exercise its over-subscription rights to purchase any shares of Series AA Preferred Stock not subscribed for by other holders of our common stock in the rights offering we intend to complete during the fourth quarter of 2005. In addition to its agreement to acquire additional shares of Series AA Preferred Stock by exercising its over-subscription rights in the rights offering, Dolphin, along with all other Series AA shareholders, will be entitled to receive quarterly increases in the stated value of its shares of Series AA Preferred Stock, at a rate of 4.225% compounded quarterly, subject to adjustments as described above. As a result, Dolphin’s beneficial ownership of our common stock, which is already substantial, will continue to increase over time, and Dolphin may acquire voting control of us in connection with its exercise of over-subscription rights or subsequent adjustments to stated value to which it is entitled. Furthermore, an Investor Rights Agreement effectively allows Dolphin to control our Board of Directors, even if Dolphin does not beneficially own the majority of our common stock. Because of their large percentage ownership and board representation, Dolphin is likely to have significant control over our management, policies and affairs, particularly corporate actions requiring the approval of our shareholders, and Dolphin may cause us to take corporate actions with which you might disagree.

Discussed below, for illustrative purposes only, are scenarios which indicate the effect the rights offering and related share issuances could have on Dolphin’s beneficial ownership of our common stock. In the event shareholders other than Dolphin exercise an aggregate of 10% of the total preferred stock purchase rights issued in the rights offering, such shareholders would purchase a total of 7,960 shares of Series AA Preferred Stock, and pursuant to Dolphin’s agreement to exercise its over-subscription right to purchase all shares of preferred stock not purchased by our other shareholders, Dolphin would purchase the remaining 71,640 shares of Series AA Preferred Stock. As a result, immediately following the closing of the rights offering Dolphin would beneficially own 15,204,000 shares of our common stock, or approximately 46% of our outstanding common stock on an as-converted basis. In the event shareholders other than Dolphin exercise half of the total preferred stock purchase rights being issued in the rights offering, such shareholders would purchase a total of 39,800 shares of Series AA Preferred Stock, and Dolphin would purchase the remaining 39,800 shares of Series AA Preferred Stock. As a result, immediately following the closing of the rights offering Dolphin would beneficially own 12,020,000 shares of our common stock, or approximately 37% of our outstanding common stock on an as-converted basis. In the event shareholders other than Dolphin exercise 90% of the total preferred stock purchase rights being issued in the rights offering, such shareholders would purchase a total of 71,640 shares of Series AA Preferred Stock, and Dolphin would purchase the remaining 7,960 shares of Series AA Preferred Stock. As a result, immediately following the closing of the rights offering Dolphin would beneficially own 8,836,000 shares of our common stock, or approximately 27% of our outstanding common stock on an as-converted basis. Exercise of the preferred stock purchase rights we intend to issue in the rights offering will be completely at the discretion of our shareholders and accordingly will be beyond our control.

Our plans to operate, grow or continue as a going concern may be limited if we are unable to obtain sufficient financing.

Our growth into automated conferencing, web-conferencing services, video, and as an outsource provider for international calls has strained our financial resources. Nonetheless, we may need to be prepared to expand our business through further strategic acquisitions and new markets when we identify desirable opportunities. We may need additional equity and debt financing, collaborative arrangements with channel partners, or funds from other sources for these purposes. We may not be able to obtain such financing on acceptable terms, or at all. Recent debt financing has added interest expense that has further burdened our cost structure. Failure to obtain additional financing could weaken our operations, prevent us from achieving our expansion goals, or continue as a going concern. Equity financings, as well as debt financing with accompanying warrants, can be dilutive to our shareholders and may make it difficult to sell additional equity at depressed prices, and certain debt financings may impose restrictive covenants on the way we operate our business.

We are out of compliance with certain loan covenants.

We have relied on bank financing and debt transactions to meet our capital needs. These financings require compliance with certain covenants. We are out of compliance to a material degree with covenants, and have not been able to obtain waivers of non-compliance from all of our lenders. This could result in penalties ranging from the issuance of shares or warrants to these lenders or to our lenders accelerating the due date of our indebtedness to them. Our senior subordinated lenders have agreed to forbear, through October 31, 2005, from taking action relating to our defaults under the notes they hold. Our other subordinated lenders have agreed to subordinate repayment of their debt to that of the largest subordinated debt lender. However, if we do not complete the rights offering and cannot obtain suitable financing from other transactions, the waivers and forbearances may expire and out lenders might pursue remedies against us, including possibly foreclosing on our outstanding debt.

We may fail to meet market expectations because of large fluctuations in our quarterly operating results.

As a result of increased competition, changes in the mix of automated versus attended audio conferences, competitive price pressure, and the other risks described in this section, our quarterly operating results have varied significantly from period to period in the past and are likely to continue to vary significantly in future periods. The primary factors that may cause fluctuations in our quarterly operating results include increased competition, continued pricing pressure, and ongoing market demand for conferencing services. Additionally, we expect our results to fluctuate based on seasonal sales patterns. The usage of our services declines during the northern hemisphere summer (especially in Europe in August) and around the Thanksgiving and December holidays. Our revenue during these seasons historically does not maintain the same pace as other periods of the year because of less use of our services by business customers. Quarterly variations in our operating results may make it difficult to project our future performance and could result in increased volatility in our stock price.

Increased use of automated teleconferencing services may result in a decrease in the average prices we charge our customers.

The trend toward increased use of teleconferencing has been accompanied by more demand for low priced automated conferencing. As the volumes of all types of teleconferences have grown, the percentage of conferences that are higher-priced, operator-attended conferences has declined, and we expect this trend to continue at least for the near term. Migration to automated services has the effect of decreasing our price per minute and may reduce our margins.

We face operational and financial risks relating to our international operations.

International sales comprise a significant portion of our revenues, and we anticipate that this will continue. As a result of their distance from the United States, different time zones, culture, management and language differences, international operations pose greater risk than our domestic operations. For example:

•	These factors make it more challenging to manage and administer a globally-dispersed business.

•	Since certain international calls are billed in the currency of the country of origin, and in-country operating expenses are paid in local currency, currency fluctuations can affect our operating results.

•	Changes in taxes, duties, labor costs, and labor regulations could adversely affect our competitive pricing in some countries.

•	Economic or political instability in one or more of our international markets could adversely affect our operations in those markets.

Our major competitors in the telecommunications industry have greater capital resources and brand name recognition than we have, which makes it difficult for us to compete with them.

The telecommunications industry is highly competitive, and most of our competitors and potential competitors have substantially greater capital resources and name recognition than we have. Accordingly, we cannot compete with them in terms of advertising, marketing, sales, and deployment of capital. Certain of our competitors that have emphasized automated conferencing services have achieved operating efficiencies through volumes that we do not yet have. To compete successfully against other telecommunications and teleconferencing providers, we must maintain competitive pricing while at the same time offering significantly higher quality services. Pricing pressures may result in a reduction in our operating margins. Alternatively, if our service quality does not meet customer expectations, our customers may move away from us in favor of more established competitors. Either of these could hinder our ability to grow our revenues and to achieve our operating goals.

Third party vendor dependency.

We rely on third party telecommunications providers for transmission of our conferencing calls. The failure of any of these providers could have an adverse effect on our ability to seamlessly service our customers.

Our revenues may fluctuate because we draw significant revenues from major clients, who may transfer their business away from us.

Our two largest customers accounted for 21% of our revenues in 2004, and we expect revenues from AT&T Corporation, our largest customer, to grow rapidly over the near term. Due to concentration of our revenues, the loss of any one of our largest customers or one of our principal outsource channel partners would have a significant adverse effect on our conference volumes. The loss of several of our larger customers would also have an adverse effect on our volumes and this risk will increase if our largest customers increase their volumes of business with us faster than we increase volumes from other sources. Any such reduction in our volumes would have a material adverse effect on our revenues and results of operations.

Our agreements with customers generally do not contain minimum purchase commitments, and customers can easily switch to a competing provider or allocate their business among several vendors. Our customers may discontinue business with us in the future if our products and services become obsolete or technological advances allow our customers to satisfy their own teleconferencing needs. Mergers, consolidations, or other changes in ownership or alliances that impact any of our customers may also cause our customers to curtail or cease doing business with us. To the extent we lose customers due to any of these factors, our revenues will be adversely affected.

AT&T Corporation recently announced that it has signed an agreement to be acquired by SBC Communications, Inc., and there can be no assurance that if AT&T Corporation is acquired the acquirer will continue to use our services.

We have made only a limited entry into the web conferencing market.

We have recently entered the web or Internet based conferencing market. The annual market for Internet based conferencing services is growing rapidly. Although still small in relation to the audio conferencing market that we serve, our customers are increasingly demanding a full range of conferencing services and our web-based conferencing services are beginning to grow. However, if we do not fully develop this market, especially in web conferencing and Internet telephony, we may experience a slowdown in our overall conferencing revenue growth and our competitors may grow faster than we are able to grow. The expansion of our business into Internet-based service offerings, simultaneously with other growth needs, will place a strain on our current financial and staff resources. If we are not able to deploy the assets and personnel needed to fully support web-based services, we expect to miss out on significant growth opportunities.

If our Internet telephony conferencing services do not gain market acceptance or we are unable to finance this opportunity, our potential for growth in this market sector will be limited.

We estimate that over the next 3 years we will convert certain of our existing high volume multinational customers to an Internet telephony based conferencing service with the ability to handle higher volumes at lower prices. We cannot be certain that Internet telephony services will continue to gain worldwide corporate acceptance or prove to be a viable alternative to traditional telephone service. If the Internet telephony market fails to develop or develops slower than we expect, our future revenues from teleconferencing over the Internet will be limited. This could adversely affect the revenue growth rate that we currently expect to achieve. Our prospective Internet telephony solutions also will be affected by the availability of capital.

Other technological innovations could render our current services obsolete.

We expect technical innovations to stimulate new developments in teleconferencing services. Such technical innovations include the development of more sophisticated computers, telephone sets, private branch exchanges, customer-owned bridges, centralized office switching equipment, and Internet telephony services. Other technology-based competitive developments within the telecommunications industry, such as low-priced long distance services and new uses for the Internet, may lead the major telecommunications companies to offer low-cost teleconferencing services as a strategy to obtain greater market share in other product areas. These innovations and developments could render our current service offerings obsolete or uneconomic, which could cause us to lose customers and revenues.

We occasionally experience technical malfunctions and other hazards, which adversely affect our operations and create costs.

We depend upon our software systems, communications hardware, and enhanced services platform to conduct our conferencing business on a worldwide basis. Our systems, communications hardware, vendors’ services, and platform are vulnerable to damage or interruption from:

•	Natural disasters.

•	Power loss.

•	Telecommunication failures.

•	Loss of Internet access.

•	Physical and electronic break-ins.

•	Hardware defects.

•	Computer viruses.

•	Intentional acts of vandalism, terrorism, or similar events.

In previous years our business has been affected by occasional network failures with consequent poor service and loss of customer goodwill. We expect that we will have major failures every year as a result of the factors listed above. Any increase in outages or failures due to these types of hazards would result in additional costs resulting from business interruption, and we could lose customers affected by these outages.

There are few regulatory barriers to entry into our current markets, and new competitors may enter at any time.

There are few regulatory barriers to competition in our markets. Recent federal legislation in the United States allows local exchange carriers to offer teleconferencing services. This legislation may result in additional competition if some or all of the local exchange carriers, including any of the regional Bell operating companies, choose to enter or expand their activities in the teleconferencing market in the United States.

Moreover, there are no significant regulatory barriers to enter the foreign markets we serve in Australia, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, or the United Kingdom, and competitors may enter at any time. To the extent that our customers or potential customers choose to do business with these competitors, their entry into our markets would adversely affect our ability to grow our conferencing volumes and generate revenue.

Our common stock price has been highly volatile and we expect this volatility to continue, and we are not currently in compliance with Nasdaq listing requirements due to recent price levels of our common stock.

The market price of our common stock is highly volatile and may decline further. For example, since January 1, 2005, the closing market price of our stock price has ranged from a high of $1.28 to a low of $0.34, and closed on September 16, 2005 at $0.46. We anticipate that the volatility of our common stock price may continue due to factors such as:

•	Actual or anticipated fluctuations in results of our operations.

•	Changes in or failure to meet securities analysts’ expectations.

•	Changes in market valuations of other teleconferencing companies.

•	Announcements by us or our competitors of significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments.

•	Introduction of new services by us or our competitors.

•	Conditions and trends in the teleconferencing industry and related technology industries.

•	Future sales of our common stock by warrant and option holders, including sales by the selling shareholders listed in this prospectus.

On September 14, 2005, we received notice from Nasdaq that it intends to delist our common stock from Nasdaq at the opening of business on September 23, 2005. In the event our common stock is delisted from Nasdaq, we may not be able to obtain a listing on another stock exchange or quotation service for our common stock, which may make it extremely difficult or impossible for holders of our common stock to sell their shares. Moreover, if we are delisted and obtain a substitute listing for our common stock it will likely be on a market with less liquidity, and therefore potentially more price volatility, than the Nasdaq National Market. Shareholders may not be able to sell shares of our common stock on any such substitute market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if our common stock is delisted from the Nasdaq National Market the price of our common stock is likely to decline. In addition, if our common stock is delisted from the Nasdaq National Market, quarterly increases to the stated value of our Series AA Preferred Stock will increase by up to 0.50%, which will result in additional dilution to existing holders of our common stock.

Provisions of our articles of incorporation and agreements we have entered could delay or prevent a change in control of ACT.

Certain provisions of our articles of incorporation, and certain agreements we have entered, may discourage, delay, or prevent a merger or acquisition that a shareholder may consider favorable. These provisions include:

•	Authority of the Board of Directors to issue preferred stock.

•	Prohibition on cumulative voting in the election of directors.

•	Election of directors by class for terms of three years.

•	Limitations on the ability of third parties to acquire us by their offer of a premium price to selected shareholders.

•	Agreements with key executives which provide special termination payments in the event of a change in control.

•	A share rights plan that enables shareholders to dilute an acquiring person’s investment through the shareholders’ purchase of a large number of shares.

The use of our net operating losses could be limited if we undergo an ownership change in connection with our offering of Series AA Preferred Stock.

If our sales of Series AA Preferred Stock to Dolphin or in the rights offering we intend to make to current shareholders causes us to undergo an “ownership change” for federal income tax purposes (i.e., an increase by more than 50% of the amount of stock held by one or more of our 5% shareholders during the past 3 years), our use of our pre-change net operating losses will generally be limited annually to the product of the long-term tax-exempt rate (currently 4.2%) and the value of our common stock immediately before the ownership change. This could increase our federal income tax liability if we generate taxable income in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACT Teleconferencing, Inc.

Date: September 26, 2005	By:	/s/ Gene Warren
Gene Warren Chief Executive Officer